Exhibit 10.1

DEALERSHIP ASSET PURCHASE AGREEMENT

This DEALERSHIP ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of the ____ day of July, 2022 (the “Effective Date”), and is among TAG Holdings, LLC, a Rhode Island limited liability company (“Buyer”), and LMP White Plains CDJR, LLC, a New York limited liability company (“Seller”; and together with Buyer, each a “Party” and, collectively, the “Parties”).

RECITALS:

WHEREAS, Seller owns, controls and operates a Chrysler Jeep Dodge RAM automotive dealership and all ancillary business related thereto (the “Business”) located at 70 Westchester Avenue, White Plains, NY 10601 (collectively, the “Dealership”), under agreements with Stellantis (collectively, “Manufacturer”);

WHEREAS, Buyer and Seller executed a letter of intent (the “LOI”) on June 9, 2022 (the “LOI Execution Date”) with respect to the sale and transfer substantially all of the Dealership’s assets (as more particularly described in Section 2 below, but excluding the Excluded Assets defined below, collectively, the “Assets”);

WHEREAS, Buyer desires to purchase the Assets and Seller desires to sell and transfer the Assets on the terms and conditions hereinafter set forth (the “Transaction”).

AGREEMENT:

NOW, THEREFORE, in consideration for the mutual promises contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties as follows:

1. Closing Date and Purchase Price.

(a) Closing Date. Subject to the terms and conditions set forth in this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall take place no later than within within (10) days of Manufacturer Approval. The date of the Closing is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective as of the opening of business on the Closing Date. The “Closing Date Deadline” means 60 days from the Effective Date; provided, however, that if, as of the seventh (7th) day prior to such date, the Manufacturer’s approval not been obtained, the Closing Date Deadline will automatically be extended for thirty (30) days. Time is of the essence in connection with the Closing Date Deadline.

(b) Purchase Price. The purchase price for the Assets described in Section 2 below is $15,750,000.00 in connection with the purchase of goodwill and FF&E (the “Goodwill Purchase Price”) plus additional purchase price for parts, work in progress (“WIP”), and New Vehicles, Used Vehicles and Pre-Owned Vehicles (collectively, the “Vehicle Inventories) calculated as described below (the “Additional Purchase Price,” with the Goodwill Purchase Price, collectively the “Purchase Price”). The Additional Purchase Price will be calculated as follows:

(i) New Vehicles. The purchase price for Dealership’s undamaged new and untitled 2022, 2023 and subsequent year Manufacturer vehicles (the “New Vehicles”) is an amount equal to the actual Manufacturer’s original invoice; plus Seller’s direct out-of-pocket cost of dealer-installed optional parts and accessories theretofore installed upon New Vehicles less applicable dealer hold-backs, incentives paid to dealer, limited to: delivery allowance, model year change-over allowances, year end whole sale allowance, dealer cash/rebates and incentives, and any other dealer factory incentives or allowances for which Seller has been previously paid (collectively, the “Incentives”), less “prep” expenses for New Vehicles which have not yet been prepared for sale; and less the cost to repair any damage to any vehicle. The purchase price of New Vehicles with more than 600 miles but less than 4,000 miles will be reduced by $0.60 per mile. New Vehicles with 4,000 or more miles will be valued as a Used Vehicle (defined below). Seller shall disclose all known damage as well as any repairs made to any vehicle. For purposes of this Agreement, any vehicle previously damaged, even if repaired, if the cost of repairing such damage exceeds or has exceeded One Thousand Five Hundred ($1,500), shall be considered a Used Vehicle.

(ii) Pre-Owned Vehicles. The purchase price for pre-owned, company, service, and rental vehicles (the “Pre-Owned Vehicles”) shall be priced at MMR adjusted as per CR rating, as set forth on Schedule 1(b)(ii) hereto.

(iii) Used Vehicles. Buyer shall purchase all vehicles in Seller’s vehicle inventory other than the New Vehicles and Pre-Owned Vehicles at CR based MMR. (collectively, “Used Vehicles”).

(iv) Returnable Parts and Accessories. A physical inventory of Seller’s parts and accessories will be taken in the presence of a representative of Buyer and Seller by an inventory service mutually acceptable to Buyer and Seller, the cost of which will be borne by the Buyer and Seller splitting the cost on a 50/50 basis (the “Inventory”). The Inventory will classify parts and accessories as “returnable” or “non-returnable”. The terms “returnable parts” and “returnable accessories” means only those new undamaged replacement parts and new undamaged accessories for Manufacturer vehicles which are listed (coded) in the latest current Master Parts Price List Suggested List Prices and Dealer Prices (or other applicable similar Manufacturer price lists, with supplements or the equivalent in effect as of the Inventory date, the “Master Price List”), as returnable to the Manufacturer at not less than the purchase price reflected in the Master Price List and are within the limits of returnable parts established by the Manufacturer from time to time. Buyer shall purchase from Seller, and Seller shall sell to Buyer, all of Seller’s returnable parts and returnable accessories for an amount equal to the price listed in the Master Price List (less all applicable rebates and discounts). At Closing the total Parts and Miscellaneous Inventory as reflected on the most recent Financial Statement and that are in their original packaging, current and returnable and with sales in the 12 months prior to closing for an amount equal to the Manufacturer prices as reflected in current pricing catalogs less all discounts and allowances. Seller will assign Sellers’ parts return rights to Buyer at Closing (Return Rights). Upon Closing, Seller will be deemed to have automatically assigned, and Seller shall assign to Buyer, Seller’s parts return rights without any further action (but Seller shall take any further action requested by Buyer or required by the Manufacturer to implement such assignment of rights). At the request of Buyer, Seller shall use its best efforts to assist Buyer in effecting any parts return offered by the Manufacturer (including, if necessary, applying for parts return in Seller’s name), and Seller shall promptly pay over to Buyer any monies received from the Manufacturer related thereto. Buyer may deduct from the consideration to be paid to Seller at the Closing Seller’s parts account outstanding balance with the Manufacturer and to pay such balance directly to the Manufacturer for Seller’s account. Buyer will not be obligated to purchase more than one year’s supply of any part or accessory (based on trailing one year historical sales). Buyer shall also purchase Seller’s useable gas, oil, grease and other useable inventories for a purchase price equal to the actual dealer replacement cost (less all rebates and discounts) as mutually agreed between Buyer and Seller. The purchase price for all other parts not addressed in this Section will equal the value thereof as mutually agreed between Buyer and Seller.

(v) Nonreturnable Parts. All parts and accessories not coded as returnable in the Master Price List are “nonreturnable”. The purchase price for the nonreturnable parts and accessories, non-Manufacturer, “jobber” or “NPN” parts and accessories and nuts and bolts will be sold at 50% of dealer cost, with a cap of $100,000.

(vi) Obsolete Parts. Any part or accessory with no sales in the twelve (12) months prior to Closing or which is opened, obsolete, superseded, incomplete, or damaged parts or accessories or any parts, accessories or sheet metal shall be considered “Obsolete”. Buyer is not obligated to any Obsolete parts or accessories; if any parts and accessories or other inventories or goods that Buyer is not obligated to purchase hereunder are not removed from the Real Property (as hereinafter defined) within ten (10) days after the Closing Date, such property will automatically become Assets transferred to Buyer pursuant to the Bill of Sale without additional consideration;

(vii) Miscellaneous Supplies. Gas, oil, grease, works in progress, nuts and bolts (“Miscellaneous Supplies”) shall be purchased by Buyer with the value thereof being equal to the Dealership’s cost of such items (established by invoice or such other documentation reasonably requested by Buyer), less any incentives received or rebates received with respect thereto.

(c) Earnest Money Deposit. Within three (3) business days after the Effective date Buyer shall deliver to Escrow Agent $787,500.00 as earnest money (the “Deposit”) to be held in trust by Greenberg Traurig, as Escrow Agent for and on behalf of the Parties pursuant to this Agreement. On the Closing Date, if the Closing occurs, the Deposit will be applied to the Purchase Price. The Deposit is non-refundable except as provided in Section 12(a) or Seller does not obtain Manufacterer’s approval as per Section 8(a).

2. Purchase and Sale.

(a) Subject to the terms and conditions contained in this Agreement, upon the consummation of the transactions contemplated by this Agreement (the “Closing”, and the date thereof, the “Closing Date”), Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the assets, property rights, tangible and intangible, and business of each Dealership as a going concern including but not limited to, (a) New Vehicles, Used Vehicles, Pre-Owned Vehicles, (b) Inventory, Return Rights, Nonreturnable Parts, and Miscellaneous Supplies, (c) all sales and service files and parts records, (d) Seller’s telephone and data numbers, URL’s, website addresses and domain names (owned or registered by or on behalf of the Dealership, ), e-mail addresses, classified telephone and internet advertising, prospect data, customer sales, lease, finance and service records (both hard copy and electronic format (including deal jackets), for no additional cost to Buyer), (e) Seller’s workman’s compensation and unemployment rating in the State of New York, all lawfully transferable licenses and permits of the Dealership or Seller, (f) any rights or ownership of the Dealership or Seller to all (i) patents, patent applications, patent disclosures and improvements, (ii) trademarks, trade, service marks, trade dress, and logos (excluding trade names, service marks, trade dress and logos, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets; and (vi) social media, directory assistance, reputation management and e-commerce sites and accounts (including E-Bay, Facebook, Instagram, Twitter, yelp!, Dealer Rater, Edmunds and Google programs) (“Dealership Intellectual Property”), (g) leasehold improvements and fixtures machinery and shop equipment, lifts, special diagnostic tools used in the sales or service of vehicles and used vehicles equipment, furniture and fixtures, special diagnostic tools, supplies and other assets used in the sales or service of vehicles (h unused internal and customer repair order forms, (i) customer lists, computer files containing sales and service files, parts records and customer lists and all other information and documents and marketing materials and catalogues, catalogues, service manuals, films, videos, instructional materials, vehicle literature, retail buyer’s order forms, office and shop supplies, shop reference manuals, parts reference catalogs, all books and records necessary for the continued operation of the Dealership (including training and promotional materials, employee records of employees hired by Buyer, P.O. boxes, third party warranties in Seller’s favor and all licenses and rights to use all software other than Vision AST software (other than DMS systems not assumed by Buyer) on or used in connection with any personal computer or other computing device used in connection with the Dealership, etc.), parts sales tickets, unused purchase order forms and all other forms and (j) Seller’s so called “Blue Sky,” goodwill and other amortizable I.R.C. Section 197 intangible assets and going concern value relating to the Dealership, (k) all of Seller’s rights under the leases (the “Real Property Leases”) for the real property located at 70 Westchester Blvd. and 130 Westchester Blvd. White Plains, New York (collectively, the “Real Property”) and (l) Seller’s right under Section 4(c) of the Dealership Asset Purchase Agreement by and between LMP White Plains 001 Holdings, LLC, a Delaware limited liability company or its assigns (“LMP”), Jonathan Grant, a New York resident (“Grant”), and Chrysler Jeep of White Plains, Inc., a New York corporation (“Seller”) to cause 70 Westchester, LLC (“Landlord”) to enter into a new lease in the form attached hereto as Exhibit C if the Developer PSA (as hereinafter defined) is terminated (the “New Lease”), which Lease must have an initial term of twenty (20) years with two (2), options for five (5) additional years each, and two (2) months’ rent as a security deposit (the “New Lease Rights”. The items referred to in subsections (a) through (k) being referred to herein collectively, as the “Assets”), all of which are presently being used in the operation of each Dealership including but not limited to the Assets as set forth on Schedule 2 and as more generally described below in this Section 2 other than: (i) the assets listed in subsection (b) below. A mutually agreed to form of Bill of Sale and Assignment, attached as Exhibit A hereto, executed and delivered by the Parties on the Closing Date (the “Bill of Sale”) will contain a list of all of the Assets sold to Buyer as set forth on Schedule 2.

(b) The Purchase Price shall be allocated among the Assets as set forth on Schedule 2(b).

(c) Excluded Assets & Name License. Notwithstanding anything in this Agreement to the contrary, the following assets are not being sold pursuant to this Agreement: (i) all cash and cash equivalents, wherever located and in whatever form (unless “petty cash” is noted on the Closing Memorandum (as hereinafter defined); (ii) promissory notes and other evidences of indebtedness; (iii) all insurance policies; (iv) accounts receivable; (v) any claims or causes of action of Seller against third parties; (vi) tax credits and claims for tax refunds; (vii) securities, voting or otherwise in any entity; (viii) any rights in connection with and any assets of any employee benefit plan of Seller; (ix) the minute books and capital stock records of Seller, (x) all employment contracts, union contracts or collective bargaining agreements relating to any employees of Seller or Seller’s operations, (xi) any contract to which Seller is a party that is not an Assigned Contract, and (xii) any vehicle that is not included in the purchased Assets; (collectively, the “Excluded Assets”).

3. Excluded Liabilities. Notwithstanding anything contained herein to the contrary, Buyer shall not assume, or cause to be assumed, or be deemed to have assumed or caused to have assumed or be liable or responsible for any liabilities or obligations (whether known or unknown, fixed, absolute, matured, unmatured, accrued or contingent, now existing or arising after the date hereof) of Seller or any of its Affiliates (other than the liabilities expressly assumed in this Agreement) including, but not limited to, the following obligations and liabilities of Seller and its Affiliates (such obligations and liabilities not assumed hereunder, the “Excluded Liabilities”):

(a) any liabilities or obligations relating to any current or former employee or independent contractor of Seller or any of its Affiliates (whether or not such employee is hired by Buyer following the Closing) and labor matters relating to any such current or former employee or independent contractor including any liabilities or obligations arising out of or relating to any employee-related matter, employee-related payment obligation, collective bargaining contract, labor negotiation, severance cost, pension plan, profit sharing plan, deferred compensation plan, accrued holiday benefit, accrued bonus, salary, bonus plan, phantom stock award, stock option or purchase plan, employment contract, consulting contract, any Employee Benefit Plan or any entitlements arising as a result of or in connection with the consummation of the Purchase;

(b) any Taxes (i) attributable to the purchased Assets or the Business with respect to any Pre-Closing Period or (ii) imposed on Seller or any of its Affiliates;

(c) any liabilities or obligations related to the Excluded Assets;

(d) any liabilities or obligations arising out of or relating to indebtedness of Seller or any of its Affiliates;

(e) any liabilities or obligations arising out of or relating to any contract which is not an Assigned Contract;

(f) other than in connection with the operation of the Business after the Closing Date, any liabilities or obligations arising out of or relating to any real property owned, leased, occupied or controlled by Seller;

(g) any Seller Transaction Expenses;

(h) Seller’s contract with Reynolds and Reynolds dated June 28, 2022;

(i) Subject to Section 10(k) below, Seller’s obligation to enter into a Surrender Agreement (the “Surrender Agreement”) pursuant to that certain Purchase and Sale Agreement dated August 17, 2020 between and among Seller, Landlord and Saber-North White Plains, LLC, a New York limited liability company (the “Developer PSA”);

(j) Seller’s under Section 5(e) of the Dealership Asset Purchase Agreement by and between LMP White Plains 001 Holdings, LLC, a Delaware limited liability company or its assigns (“LMP”), Jonathan Grant, a New York resident (“Grant”), and Chrysler Jeep of White Plains, Inc., a New York corporation (“CJWP”) pursuant to which Seller is obligated to pay to Seller an additional $3,500,000.00 (the “Contingent Consideration”) within five (5) business days after CJMP provides Seller written notice (a “Termination Notice”) that Saber-North White Plains, LLC, a New York limited liability company (“Developer”) has terminated that the Developer PSA (the “Contingent Payment Oligation”); and

(k) any liabilities or obligations arising from product liability claims for which the injury or loss giving rise thereto (not just the delivery of the notice of such claims) occurs prior to the Closing Date, including specifically all losses caused by or arising out of any alleged design, manufacture, assembly, installation, use or sale of any products manufactured by the Factory or the Business prior to the Closing Date, whether the commencement of any related litigation, arbitration, investigation, proceeding or claim occurs before or after the Closing Date.

4. Prorations & Assigned Contracts.

(a) Prepaid Expenses & Prorations. Current personal property taxes will be prorated and adjusted between Buyer and Seller as of the Closing Date based on the number of days in the year to which the taxes relate that each party occupies the property. If current tax bills are unavailable on the Closing Date, the prior year’s tax bills will be used for proration purposes and taxes will be re-prorated between Buyer and Seller when the current year’s tax bills are received. Any amounts owed by either Party with respect to such re-proration will be paid to the other Party within ten (10) days after the determination of such re-proration. All operating expenses (other than prepaid expenses) of the Dealership for the month of Closing will be prorated and adjusted between Buyer and Seller as of the Closing Date based on a thirty (30) day month. To the extent possible, the Parties shall cause all utility meters to be read on the day preceding the Closing Date. Unless the applicable utility terminates billing on Seller’s account as of the Closing Date, utilities payable by Seller for the Dealership Property, including, but not limited to electricity, gas and water and sewer, shall be prorated as of the Closing Date. The adjustment therefor shall be made on the basis of the most recently historical data/billings therefor and shall be subject to final reconciliation based upon actual charges after receipt of a final bill by Seller. Buyer will make its own arrangements for any security deposits required by any utility company, and Seller will cancel and retain any deposits previously furnished.

(b) Within sixty (60) days after the Closing Date, the Parties shall make an adjustment to the Purchase Price to reflect any customary adjustments, additions and deletions necessary to properly reflect the categorization and/or amount of the Assets in accordance with this Agreement. In the event the Purchase Price is adjusted, the appropriate party shall effect a wire transfer of immediately available funds to the other party for the appropriate amount within five (5) days after the determination of the adjustment.

(c) Customer Deposits & Work in Process. Upon Closing, Seller shall transfer to Buyer all customer deposits for incomplete orders taken by Seller in the ordinary course of business. Seller shall receive a credit for all escheatable deposits, including but not limited to security deposit on the Real Property Leases. At the Closing, Seller shall furnish Buyer with a list of such deposits (including “we owes”, due bills, etc.), setting forth, as to each, the name and address of the customer, any goods or services owed to the customer and the amount of the deposit, and Seller shall deliver to Buyer all documents in Seller’s possession reflecting such deposits, we owes, due bills, etc. Seller shall credit Buyer for all we owes/due bills on the Closing Date. The Bill of Sale will contain a list and description of such customer transactions (and Work in Process, as detailed below). Seller shall credit Buyer the actual cost to complete all due bills. Buyer shall purchase from Seller, and Seller shall sell to Buyer, Seller’s pending service orders written by Seller in the ordinary course of business for an amount equal to Seller’s actual cost for parts and labor for any such orders which are in process at the opening of business on the Closing Date (“Work in Process”). Seller shall not receive the revenue from such Work in Process. Buyer may reject (and Seller shall retain) all Work in Process where (i) the Work in Process was not placed in the normal course of business; (ii) Seller does not possess an order signed by the customer authorizing such service, the vehicle isn’t at the Real Property on the Closing Date or such order has been open for longer than thirty (30) days prior to the Closing Date; (iii) the Work in Process does not provide for a profit to Buyer; or (iv) the Work in Process does not provide for cash or commercially reasonable credit terms on delivery of the vehicle.

(d) Assigned Contracts. As of the Closing Date, Seller shall assign and Buyer shall assume Seller’s contractual obligations listed on Schedule 3(d) which are approved by Buyer during the Inspection Period hereto on the Closing Date (collectively, “Assigned Contracts”). The term “Assigned Contracts” excludes any contract not approved by Buyer or any obligations and liabilities arising by the Closing Date or by reason of any breach or alleged breach by Seller, regardless of when such obligation or liability is asserted. Seller shall arrange for assignment of the Assigned Contracts at Seller’s cost. Buyer is not assuming any liabilities or obligations of Seller other than the Assigned Contracts or agree to pay, discharge or perform any liabilities or obligations arising out of any breach by Seller (other than with respect to a breach by Buyer) of any Assigned Contract.

(e) Real Property. Seller is subject to a lease with landlord 70 Westchester, LLC, a New York limited liability company (“Landlord”), for all of the real property comprising the Dealership premises dated August 13, 2013 (the “Existing Lease”). The Landlord and Saber-North White Plains, LLC, a New York limited liability company (“Developer”), are parties to a Purchase and Sale Agreement dated August 17, 2020 (as it may be amended or assigned, the “PSA”) for the real property comprising the Dealership premises (the “Dealership Premises”). The PSA contemplates a tenant under the Existing Lease enter ino the Surrender Agreement, pursuant to which, among other things, upon “Closing” pursuant to and as defined in the PSA (the “PSA Closing”), the Dealership’s owner will have one (1) year to relocate the Dealership from the current Dealership Premises. Upon Closing, (i) Seller shall assign to Buyer and Buyer assume the assume the Existing Lease and the New Lease Rights (“Premises Lease Assignment”) and Seller shall assign to Buyer and Buyer assume the assume the the lease for the Proposed Location (“130 Lease Assignment”).

5. Intentionally Omitted.

6. Seller’s Representations & Warranties. Seller represents and warrants to Buyer on the Effective Date and the Closing Date as follows:

(a) Formation. Seller is duly formed, validly existing, and in good standing under the laws of its organization and is duly qualified to transact business in the state in which the Dealership is located.

(b) Authority. Subject to the approval of Seller’s Board of Directors and Shareholders, Seller (i) has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and (ii) has taken all corporate action necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereunder.

(c) Conflicts. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement will not violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any nation or government, or any state, regional, local or other political subdivision thereof (“Governmental Authority”).

(d) Assets. Seller is the owner of, and has good and valid title to, all of the Assets except any liens described on Schedule 5(d) (which shall be satisfied at Closing). To the Knowledge of Seller, there are no special assessments against any of the Assets. All of the fixtures and equipment used in the Business are in operating condition, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used.

(e) Financial Statements. The Seller has delivered to Buyer the Financial Statements. Except as set forth in Schedule 5(e), the Financial Statements have been based upon and are consistent with the information contained in the Seller’s books and records. “Financial Statements” means Seller’s internally prepared, un-audited financial statements in the form required by Manufacturer, for the fiscal years ended December 31, 2021, and each of the completed months thereafter through the Closing Date, The Financial Statements are prepared in accordance with recognized industry standards and the Manufacturer’s guidelines.

(f) Absense of Certain Changes. Since January 1, 2022, the Dealership has been conducted in the ordinary course and consistent with past practice. Since January 1, 2022, Seller has not: (i) permitted or allowed any of the Purchased Assets to be subjected to any Encumbrance, other than Permitted Encumbrances; (ii) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including leasehold interests and intangible property), other than (x) the sale of inventories in the ordinary course of business consistent with past practice or (y) that are not material to Seller’s business.

(g) Compliance. To the knowledge of the Seller, the Dealership complies in all material respects with, and the Dealership has been conducted in all material respects in compliance with, all laws, rules and regulations (including all laws relating to the employment of labor (including those related to wages, hours and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority), worker safety, applicable zoning, all laws, rules, regulations, and other legal requirements relating to the prevention of pollution and the protection of the environment (collectively, “Environmental Laws”) and other laws, ordinances, regulations and building codes (collectively, the “Laws”). The Seller is not under investigation with respect to violations of any such Laws. There is no known physical condition existing on any property ever owned or operated by the Seller nor are there any physical conditions existing on any other property that may have been affected by the Seller’s operations which could give rise to any material remedial obligation under any Environmental Laws or which could result in any material liability to any third party pursuant to any Environmental Laws.

(h) Litigation. There are no actions, suits, claims, investigations or other proceedings pending and, to the Seller’s knowledge, there is no action, suit, claim, investigation, proceeding, grievance, or controversy threatened against the Seller that could affect the ability to convey the Purchased Assets conveyed pursuant to this Agreement.

(i) Good Title. Seller is the owner of, and has, good and marketable title to all of the Assets (including intangible assets such as websites and domain names); all of the Assets will be transferred to Buyer free and clear of all liens and encumbrances; and all of the Assets to be sold under the terms of this Agreement are, or on the Closing Date will be, in good operating condition and repair. Seller does not utilize any tangible or intangible personal property (e.g., websites, delivery vehicles, trade names, off-site storage facilities, no equipment leases, etc.) or real estate in its operation of the Dealership that is not subject of the Real Property Leases.

(j) Licenses. Except as would not have an adverse effect on the Buyer, Seller has maintained all licenses and permits and has filed all registrations, reports and other documents required by local, state and federal authorities and regulating bodies in connection with the Dealership. None of the permits or licenses used by Seller in the operation of the Dealership has been terminated or revoked and to Seller’s Knowledge, no violations have been recorded regarding such licenses or permits, and no proceeding is pending or threatened seeking the revocation or limitation of any of them.

(k) Assigned Leases. Each of the Assigned Leases is valid, legal and binding and is in full force and effect. Seller has made all payments due under each of the Assigned Leases through the date hereof. No event or condition has occurred and is continuing which, with or without the lapse of time or giving of notice, constitutes, or would ripen into or become, a breach of or default under an Assigned Leases by the Seller, or, to the Seller’s Knowledge, by any other party thereto, in any term, covenant or condition of each Assigned Leases.

(l) Intellectual Property Rights. Except as set forth in Schedule 5(l), the Seller either owns or is otherwise entitled to use (under a license or otherwise) all Dealership Intellecutal Property.

(m) Taxes. Seller has duly filed all foreign, federal, state, county and local income, excise, sales, property, withholding, unemployment, social security, franchise, license, information returns and other tax returns and reports, or appropriate and permitted extensions thereto, required to be filed by it with respect to the Dealership or the Real Property. Each such return is true, correct, and complete in all material respects, and Seller has paid all taxes, assessments, amounts, interest and penalties due to applicable Governmental Authority. Seller has no liability for any taxes, assessments, amounts, interest or penalties of any nature whatsoever other than those for which Seller has created sufficient reserves or made other adequate provision. No Governmental Authority is now asserting or threatening to assert any deficiency or assessment for additional taxes, interest, penalties or fines with respect to Seller, the Dealership or the Real Property.

(n) Employees. Schedule 5(n) contained a complete list of all Employees of the Dealership and their current pay plan. Seller has paid in full to all of its employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; provided, that as of the Closing Date all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees shall be paid by Seller. There is no claim with respect to payment of wages, salary or overtime pay that has been asserted within the past three (3) years or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by Seller. Since January 1, 2022, Seller has not transferred, relocated or terminated with the intentnion of rehiring at any other location owned by Seller or Principal (as hereinafter defined) any Employee of Seller.

(o) Employment Matters. Except as set forth on Schedule 5(o), and except as provided in the Union Contract, Seller has no oral or written collective bargaining or organized labor contracts, employment agreements, bonus, deferred compensation, profit sharing, welfare or health benefit, or retirement plan or arrangement, whether or not legally binding, nor is Seller currently paying any pension, deferred compensation or retirement allowance to anyone. Seller has no contract for the future employment of any person. Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. Seller has no knowledge that any Seller employee intends to terminate his or her employment. Seller has complied in all material respects with the applicable requirements for its employee medical and benefit plans, if any, as set forth in the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), including Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”. There have not been any unfair labor practice complaints or work stoppages (within the past thirty-six (36) months) and there are no present or, to Seller’s Knowledge, threatened walkout, strike or labor disturbance involving any of Seller’s employees working primarily at the Dealership. The Seller has taken the required actions under Applicable Law to confirm the identity and work status eligibility of its Employees. The Seller has not received any written notice of any inspection or investigation relating to their alleged noncompliance with or violation of IRCA, nor has or otherwise penalized for any failure to comply with IRCA or for any willful violation of any other immigration law, rule or regulation. To the Knowledge of the Seller, there is no union campaign presently nor has there presently been nor has there previously been conducted to solicit to employees to authorize a union to request a National Labor Relations Board certification election with respect to any of Seller’s employees

(p) Brokers. Except for Broker, no broker, investment banker, financial advisor, consultant or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Seller. The sole broker’s commission or finder’s fee payable as a result of the closing of the transaction contemplated herein shall be paid by Seller at Closing to Bank of America Securities, Inc. (“Broker”) in accordance with the separate agreements between Seller and Broker. No person other than Broker is entitled to any commission in connection with the transactions contemplated by this Agreement.

(q) Prohibited Persons. Neither Seller nor any members of the Seller: (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury or the Annex to United States Executive Order 132224-Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or (ii) is a prohibited party under the laws of the United States.

(r) Manufacturer Matters. Except as set forth on Schedule 5(r), and except for notices which are no longer applicable, since January 1, 2022, Manufacturer has not: (i) notified Seller of any deficiency in dealership operation, including, but not limited to, the following areas: (a) brand imaging, or (b) facility conditions; (ii) otherwise advised Seller of a present or future need for facility improvement or upgrades in connection with Seller’s business; (iii) notified Seller of its intent or desire to relocate the location of or close Dealership; (iv) notified Seller of its intent to relocate any other dealership or establish or award a new franchise for a dealership to a location that could have a material adverse impact on Dealership; (v) protested any action taken or proposed to be taken by Dealership; or (vi) notified Seller of any Manufacturer chargebacks. Seller has not been assessed any material chargebacks relating to any Manufacturer audit matters, including, but not limited to, matters related to the export of motor vehicles in violation of Manufacturer policies. As of the Effective Date, the Dealership Location is operated in material compliance with applicable Manufacturer image requirements. Seller has not received any written notice from Manufacturer concerning open point opportunities, Manufacturer market realignments, or any other actions within a 50 mile radius of the Dealership that could reasonably be expected to have an effect on the business of Seller and operations of the Dealership. Seller has operated Dealership in compliance with applicable Manufacturer warranty and leasing guidelines other than as disclosed to Buyer.

As used in this Agreement, the phrases “Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of Seller’s officers, and the Dealership’s general managers.

7. Buyer’s Warranties & Representations. Buyer represents and warrants to Seller on the Effective Date and the Closing Date as follows:

(a) Formation. Buyer is a Rhode Island limited liability company. Buyer’s assignee will be an entity duly formed and validly existing with authority to conduct business in New York on the Closing Date.

(b) Authority. Buyer has the requisite legal power and authority to execute and deliver this Agreement, to perform the obligations of Buyer hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary entity action and for which no consent of any person or Governmental Authority is required which has not been obtained, and no filing with or other notification to any person or Governmental Authority is required which has not been properly completed. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, subject only to the application of debtor relief laws and general equitable principles.

(c) Brokers or Finders. The Buyer has not incurred and will not incur any liability to any broker, finder or agent for any fees, commissions or similar compensation with respect to the transactions contemplated herein.

(d) Conflicts. The execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement will not (i) contravene any provision of its organizational or governing documents, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against it, (iii) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

(e) Litigation. There are no actions, suits, claims, investigations or other proceedings pending and, to the Buyer’s knowledge, there is no action, suit, claim, investigation, proceeding, grievance, or controversy threatened against the Buyer that could affect the Seller’s ability to convey the Purchased Assets to Buyer conveyed pursuant to this Agreement.

(f) Manufacturer Approval. The Buyer is unaware of any fact or other matter that could reasonably be expected to prevent it from being approved by the Manufacturer, issued a Manufacturer dealer sales and service agreement, and/or appointed as an authorized dealer in the Manufacturer’s products at the Property.

(g) Sufficiency of Funds.

(i) Buyer has sufficient funds or access to sufficient funds to make payment of the Purchase Price and consummate the transactions contemplated herein;

(ii) Immediately after the Closing Date, and after giving effect to the purchase of the Purchased Assets and the other transactions contemplated by this Agreement, Buyer (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its debts as they become absolute and matured); (ii) will have adequate capital with which to engage in its business; and (iii) will not have incurred debts beyond its ability to pay as they become absolute and matured.

(h) Prohibited Persons. Neither Buyer nor any members or principals of the Buyer: (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury or the Annex to United States Executive Order 132224-Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or (ii) is a prohibited party under the laws of the United States.

8. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or express written waiver by Buyer) prior to or at the Closing, of all of the following condition:

(a) Manufacturer Approval. Manufacturer issued to Buyer, on terms and conditions acceptable to Buyer in its sole and absolute discretion, a new Dealership Sales and Service Agreement, or commitment therefor, approving Buyer’s board of directors and other designees, permitting Buyer (i) to operate the Dealership at the Real Property located at 70 Westchester Boulevard, White Plains, NY (the “Current Location”) as Seller has operated it in the past and (ii) to the extent the Real Property Lease for the Current Location is terminated pursuant to the terms of the Surrender Agreement, to operate a sales office at 130 Westchester Blvd, White Plains, NY (the “Proposed Location”) with separate service at a location acceptable to Manufacturer and Buyer.

(b) Representations and Warranties. All representations and warranties of Seller as set forth herein are true and accurate in all material respects as of the Closing Date.

(c) Seller Performance. Seller shall have performed in all material respects all of its obligations hereunder to be performed prior to or at Closing each of Buyer’s representations and warranties contained in this Agreement are true and accurate as of the date made.

9. Conditions to Seller’s Obligations. Seller’s obligation to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or written waiver by Seller), prior to or at the Closing, of all of the following conditions:

(a) Purchase Price Payment. Buyer paid Seller the aggregate Purchase Price for the Assets.

(b) Representations and Warranties. All representations and warranties of Buyer as set forth herein are true and accurate in all material respects (provided that any materiality qualifiers in any representation or warranty shall be disregarded in making such determination) as of the Closing Date and Buyer has performed all of its obligations, covenants and agreements hereunder to be performed prior to or at Closing.

(c) Buyer Performance. Buyer performed in all material respects all of its obligations hereunder to be performed prior to or at Closing each of Buyer’s representations and warranties contained in this Agreement are true and accurate as of the date made.

(d) Shareholder Approval. The receipt, if applicable, of the Seller’s shareholders of the transactions contemplated herein.

10. Pre- & Post-Closing Covenants.

(a) Pre-Closing. Promptly upon the execution of this Agreement, Seller shall notify the Manufacturer regarding the transactions contemplated by this Agreement. Buyer (or its affiliate) shall promptly apply to the Manufacturer for the issuance of a contractual right to operate an automobile dealership upon the Real Property. The Parties shall use commercially reasonable best efforts to obtain Manufacturer approval as soon as possible. Seller shall promptly provide the requisite information, documents and access necessary to prepare for Closing and ensure a seamless operational transfer of the Assets. Effective as of the Closing, Seller shall terminate its Dealer Sales and Service Agreements with the Manufacturer relative to the Dealership location and execute and deliver all of the Manufacturer’s customary documents and promptly remove Manufacturer’s intellectual property from all publicly visible assets in every form and medium (i.e., retained internet sites, signs, etc.). Seller shall fully cooperate with Buyer, and take all reasonable steps to assist Buyer, in Buyer’s efforts to obtain its own similar Dealer Sales and Service Agreements with the Manufacturer. All actions to be taken at the Closing pursuant to this Agreement will be deemed to have occurred simultaneously, and no action, document or transaction will be deemed to have been taken, delivered or effected, until all such actions, documents and transactions have been taken, delivered or effected. Promptly after the Closing, Seller shall transfer to Buyer certificates of title or origin for all vehicles and all of its registration lists, owner follow-up lists and service files on hand as of the Closing, provided that such lists and files relate to the Assets. If Seller presents assets for purchase post-Closing that would have otherwise been Assets, then such assets may be purchased at a mutually agreed to price or otherwise retained by Seller.  Buyer is not required to submit an offer.  This does not apply to in-transit vehicles from the factory. Buyer shall retain and safeguard the pre-Closing customer paper deal jackets retained by Buyer in accordance with law, and, until Buyer destroys such records in accordance with company policy in effect from time to time, Seller shall have reasonable access to Seller’s pre-Closing customer records (e.g., paper deal jackets) and any records related to Assigned Contracts after the Closing for any legitimate purpose, such as (by way of example and not by limitation) for resolving customer inquiries.

(b) Dealership Operations Pending Closing. Pending Closing, Seller shall continue to operate the Dealership in substantially the same manner as it has been operated by Seller in the past and Seller shall: (i) use commercially reasonable efforts to maintain working relationships with all suppliers, customers, employees and others having contact with the Dealership and bring all payables current as of the Closing Date; (ii) maintain current insurance policies in full force and effect; (iii) exercise reasonable diligence in safeguarding and maintaining the confidentiality of all books, reports and data pertaining to the Dealership, including use its commercially reasonable best efforts to ensure that Seller’s sales and service records remain adequately protected; failure to do so is a material breach of this Agreement; (iv) not grant increases in salary, pay or other employment related benefits to any officers or employees of the Dealership, except in the ordinary course of business; (v) not conduct any liquidation, close-out or going out of business sale or, except in the ordinary course of business, (vi) intentionally omitted; (vii) shall not transfer, relocate or terminate with the intetion of rehiring at any other location owned by Seller or Principal (as hereinafter defined) any Employees of Seller; (viii) not enter into any contract or agreement which is not terminable without penalty on not more than 30 days’ notice and which provides for payment by the Dealership, except those in the ordinary course of business; and (ix) not take or permit any action which would result in Seller’s representations or warranties becoming incorrect or untrue in any material respect.

(c) Bulk Sales. Within ten (10) days following the execution of this Agreement, the Seller shall provide Buyer with all required information so that the Buyer can complete and file the Notification of Sale, Transfer or Assignment in Bulk (form A U-196.10) with the New York State Department of Taxation and Finance so as to obtain a lien release or clear to close letter from the State. Prior to the Closing, the Buyer shall file the Notification of Sale, Transfer or Assignment in Bulk (form AU-196. 10) with the New York State Department of Taxation and Finance so as to notify the State of the proposed purchase and sale of assets under this Agreement. Seller represents that Seller has made all of its required sales tax return filings as and when due. Notwithstanding anything contained herein to the contrary, Seller shall pay, on or before the Closing Date, all known or ascertainable past due or delinquent sales tax owed by Seller, including penalties and interest owed thereon. Nothing contained herein shall be deemed to limit the Seller’s obligation to pay all sales taxes, including penalty and interest, that may be owed by Seller. This provision shall survive the Closing.

(d) Seller’s Receivables. Following the Closing, Buyer shall accept payment of Seller’s accounts receivable and Manufacturer warranty payments arising out of the operation of the Dealership prior to Closing for a period of 180 days. Buyer shall turn over to Seller on the last day of each calendar month during said period all of the monies so accepted on said accounts receivable during the previous calendar month. Buyer is not obligated to accept payments of such accounts receivable after such 180-day period, but if Buyer does so then Buyer will promptly pay the same over to Seller. Buyer is only obligated to accept payment during such period, not to attempt to enforce payment. No adjustment will be made in any of such accounts receivable without Seller’s permission. Seller reserves the right to pursue legal remedies of collection upon default by the customer with respect to any receivables owed to Seller. Buyer shall have no obligation to pursue or otherwise actively work to collect any of such Seller receivables or Manufacturer warranty payments. At the end of said 180-day period, Buyer shall no longer be obligated to accept payments of such accounts receivable. If Buyer does accept payment of any of Seller’s accounts receivable after expiration of the 180-day period, Buyer shall hold same in trust for Seller and promptly pay same over to Seller. It is understood that Buyer’s responsibility, so far as such collection is concerned, is only to accept monies paid on Seller’s accounts receivable and shall not include any obligation to ascertain the correct amount of any accounts receivable.

(e) Manufacturer Payments. The Parties shall use their commercially reasonable efforts to ensure that (i) amounts due to Seller but collected by Buyer (e.g., Manufacturer receivables, Manufacturer credits relating to items such as warranty claims or other claims, credit card payments, etc.) arising out of or in connection with the operation of the Dealership prior to Closing will be paid over to Seller promptly; (ii) amounts due to Buyer but collected by Seller arising out of or in connection with the operation of the Dealership on or following the Closing or as provided in this Agreement will be paid over to Buyer promptly; (iii) amounts paid by Seller but owed by Buyer as a result of Manufacturer erroneously billing Seller for items arising out of or in connection with the operation of the Dealership following Closing will be paid over to Seller promptly; and (iv) amounts paid by Buyer but owed by Seller (e.g., any finance contract chargebacks, insurance (e.g. credit life, accident and health, extended warranty, etc.) chargebacks, or repossessions and all rebates to Seller’s customers of premiums for credit life insurance, credit accident and health insurance, mechanical insurance coverage and GAP insurance) as a result of Manufacturer erroneously billing Buyer for items arising out of or in connection with the operation of the Dealership prior to Closing will be paid over to Buyer promptly. This section survives Closing indefinitely. If there are vehicles in-transit on the Closing Date (whether or not they are physically present) that have not been funded by Seller’s floor plan lender and the Parties do not know whether they will be paid for by Buyer’s floor plan lender or Seller’s floor plan lender, then the Parties may separately schedule those vehicles, Buyer will buy them but not pay for them, and, if such vehicles are funded by Seller’s floor plan lender, then Seller shall notify Buyer and Buyer shall promptly pay Seller’s floor plan lender such amounts. Any other payments related to such vehicles misdirected by the Manufacturer will be redistributed as contemplated by this Section 10(e). Buyer shall undertake all accounting, bookkeeping and reconciliation as necessary under this section and shall make all payments as necessary. On a monthly basis, Buyer shall present Seller with a reconciliation and the amount owed by Buyer by Seller (if any) and Seller shall pay any amounts owing Buyer within ten (10) business days.

(f) Business Records. Seller shall not copy or remove any of such Records, including original “deal jackets”, so-called, from the Dealership prior to the Closing Date and shall return any of such records previously removed. Seller agrees that such information is extremely important to Buyer and promises to retain such information in strict confidence and will not disclose any such information to Buyer’s competitors or other parties, or use such information for any purpose. Buyer agrees that Buyer will retain such information for a period not less than five (5) years after the Closing Date and that Seller and Seller’s representatives may have access to review and copy such information during Buyer’s regular business hours if such information is necessary to wind up Seller’s business affairs on in connection with an audit. Buyer and its representatives may have access to review and copy any records retained by Seller during Seller’s regular business hours if such information is necessary in Buyer’s operation of the dealership business after Closing.

(g) Non-Competition Obligations; Non-Solicitation.

(i) As part of the consideration for this Agreement, Seller and Jonathan Grant (“Principal”) Buyer agree to the non-competition provisions of this Section 9(g). Seller and Principal agree that for a period of three (3) years from the Closing Date, neither Seller nor any Principal shall directly or indirectly for themselves or for others, within 6miles of the Dealership Location: (i) engage in the ownership or operation of an automobile dealership; or (ii) render advice, services to, financing for, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, engaged in the ownership or operation of an automobile dealership. Notwithstanding the foregoing, this Section 10(i)(i) shall not apply to Principal’s dealership location at 1839 Central Avenue, Yonkers, NY 10170 (the “Principal’s Existing Location”)

(ii) As part of the consideration for this Agreement, the Seller, Principal and Buyer agree to the non-hiring provisions of this Section 10(g)(ii). Seller and Principal agree that during for a period of three (3) years after the Closing Date, neither Seller nor Principal will directly or indirectly for themselves or for others, proselytize, offer employment, retain, hire or assist in the proselytizing, recruitment or hiring of any former employee of Seller, other than family members of Principal.

(iii) Seller and Principal understand that the foregoing restrictions may limit their ability to engage in certain businesses during the period provided for above, but acknowledge that Seller and Principal will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Seller and Principal acknowledge that money damages would not be sufficient remedy for any breach of this Section 10(g) by Seller and/or Principal and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond in connection with such remedies. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 9(g), but shall be in addition to all remedies available at law or in equity to Seller and Buyers including, without limitation, the recovery of damages from Seller and Principal and Seller’s and Principal’s agents involved in such breach.

(iv) It is expressly understood and agreed that Buyer, Seller and Principal consider the restrictions contained in this Section 10(g) to be reasonable and necessary to protect the confidential and proprietary information and trade secrets of Buyers and the Seller. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

(v) The parties hereto expressly acknowledge that Buyer rights under this Section 10(g) are assignable and that such rights shall be fully enforceable by any of Buyer’s subsidiaries, assignees, or successors in interest, but such assignment shall not expand the scope of Seller’s and Principal’s responsibilities hereunder nor relieve Buyer of its obligations hereunder.

(h) Exclusive Dealing. Until the earlier of the termination of this Agreement or the Closing Date, the Seller’s officers will not individually or on behalf of the Seller directly or indirectly, through any representative or otherwise, solicit offers from, negotiate with or accept any proposal of any other person relating to the acquisition of the Seller, its assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course).

(i) Dealer License. To the extent permitted by law, Buyer agree to use its commercially reasonable efforts to obtain a New York franchised motor vehicle dealer license for each Dealership (each, a “Dealer License”). Should the State of New York fail to issue Buyer the Dealer License for the relevant Dealership on or before the Closing Date, Seller shall permit Buyer to use Seller’s Dealer License, dealer number, and dealer tags for up to sixty (60) days (“License Usage Period”) after the Closing Date, so as to enable Buyer to enjoy the benefits of the purchase of such Seller’s operating assets and goodwill, and so as to provide products and continuing service to the relevant Manufacturer’s customers. Should Buyer use Seller’s Dealer License, Buyer agree to indemnify and hold Sellers (and their respective officers, directors and shareholders) harmless from and against any and all claims, demands, losses, damages, penalties, fines, costs or expenses (including, but not limited to, all reasonable attorney’s fees, whether such fees are incurred in any pretrial, trial, appellate or bankruptcy proceedings) whatsoever, as the same in any way relate to or arise out of Buyer’s use of a Seller’s Dealer License, dealer number or dealer license plates. During the License Usage Period, the relevant Buyer shall use commercially reasonable efforts to obtain its Dealer License. Promptly after Buyer receives its Dealer License or the expiration of the License Usage Period, whichever occurs first, Buyer shall return Seller’s Dealer License, license number and dealer license plates, and Buyer shall cease using same. In the event Buyer is to use Seller’s Dealer License under this Section 10(i), Seller and Buyer shall execute mutually agreeable forms of (a) Power of Attorney for MSO’s and (b) Power of Attorney for Titles (Used Vehicles). The relevant Buyer shall further add the Seller as an additional insured to its insurance liability policies as necessary to ensure that such entities are covered under such Buyer’s insurance policies for claims accruing during the License Usage Period. To memorialize Buyer’s use of Seller’s license as contemplated hereby, Seller and Buyer agree at the Closing to enter an agreement in the form attached hereto and labeled Exhibit A (the “License Use Agreement”). During the License Usage Period, Buyer shall be entitled to sell vehicles using all of Seller’s direct and indirect lending sources and all payments received by Seller on account of such Sales shall be remitted to Buyer within 5 days following receipt by Seller.

(j) Seller’s Contingent Payment Obligation. Provided that (i) Buyer or its permitted assignee has closed on the purchase of the Assets and (ii) the is in full force and effect, in the event that CJWP shall deliver to Seller a notice that the Developer PSA has been terminated (a “Termination Notice”), Seller shall notify Buuer within ten (10) business days of its receipt of the Termination Notice (the “Offer Notice”), time being of the essence, whereupon within five (5) business days of receipt of the Offer Notice, Buyer shall offer to purchase the Current Location from Landlord for the amount of $19,500,000 pursuant to an offer to purchase in the form attached hereto as Exhibit B (the “Offer”). In the event that Landlord accepts the Offer, and only in the event that Landlord accepts the Offer and Buyer shall default in its performance of its obligations under the Offer (or any purchase contract entered into by Buyer and Landlord in connection with the Offer), Buyer shall indemnify and hold LMP for its obligation to pay the Contingent Consideration Obligation. In all circumstances, including, but not limited to, CJWP’s demand for payment of the Contingent Consideration notwithstanding the fact that Landlord has conveyed the Current Location to TAG pursuant to the Offer (or any purchase contract entered into by Buyer and Landlord in connection with the Offer), Seller shall remain liable to CJWP for the payment of the Contingent Consideration and Buyer shall have no obligation to indemnify LMP with respect thereto.

(k) Obligations Under Section 4(a) of the Surrender Agreement. The Parties acknlwledge that under the Surrender Agreement, unless Developer elects to perfom such work as part of its Brownsfield Credit Program remediation work, the Purchaser has the obligation to (i) remove and drain or decommission all underground storage tanks at the Current Location in accordance and compliance with all applicable law and (ii) remove all lifts from the Current Location in accordance and compliance with all applicable law. Seller and Buyer agree that in that the Developer shall not elect to (i) remove and drain or decommission all underground storage tanks in accordance and compliance with all applicable law and (ii) remove all lifts from the Premises in accordance and compliance with all applicable law as part of its Brownsfield Credit Program remediation work, Seller and Purchaser agree that notwithstanding anything to the contrary contained herein or in the Surrrender Agreement: (i) Purchaser shall be responsible for the removal of all above ground lifts at the Current Location (“Purchaser’s Remoal Obligations”) and Seller shall be responsible for all of the remaining removal obligations under Section 4(a) of the Surrender Agreement (ie removal of underground tanks and in-ground lifts) (“Seller’s Removal Obligations”). Seller shall indemnify and hold Purchaser harmless from any and all liability arising out of the Seller’s Removal Obligations and Purchaser shall indemnify and hold Seller harmless from any and all liability arising out of the Purchaser’s Removal Obligations.

11. Closing.

(a) Closing. Unless otherwise agreed to in writing by the parties, Closing shall take place on the Closing Date.

(b) Seller’s and Principal’s Actions at Closing. At Closing, Seller shall deliver to Buyer at Seller’ sole cost and expense, such bills of sales, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer as provided for herein, and any other instruments in form and substance acceptable to Buyer as shall be necessary to vest effective in Buyer all right, title, and interest in and to the Assets, free and clear of all liens, charges, encumbrances, pledges or claims of any nature (except as provided herein), including without limitation, the following:

(i) General bills of sale fully and properly executed by Seller vesting in Buyer good and marketable title to the Assets.

(ii) Fully and properly executed transfers of MCOs for all vehicles transferred to Buyer.

(iii) A certificate executed by Seller’s president certifying that, as of the Closing Date, all of the representations and warranties of such Seller are true and correct in all material respects and that each and every covenant and agreement to be performed by Seller prior to or as of the Closing Date pursuant to this agreement has been performed in all material respects.

(iv) A certificate of corporate existence in good standing for Seller from the State of New York dated within thirty (30) days of the Closing Date.

(v) A copy of resolutions duly adopted by Seller authorizing and approving Seller’s performance of the transaction contemplated herein and the execution and delivery of all documents in connection with such transactions, certified by the secretary of such Seller, as true in full force as of the Closing Date.

(vi) Seller will assign to Buyer all of its rights to receive parts return termination assistance from Manufacturer.

(vii) Seller will provide Buyer with evidence of Seller’s voluntary termination of its dealer agreements with Manufacturer as it relates to the Dealership.

(viii) Seller will deliver to Buyer an assignment and estoppel of the Existing Lease;

(ix) Seller will deliver to Buyer a certificate duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980;

(x) A closing statement reflecting the Purchase Price adjusted as provided herein duly executed by Seller (the “Closing Memorandum”);

(xi) Seller will deliver to Buyer the Premises Lease Assignment and the 130 Lease Assignment; and

(xii) Such other instruments and documents as Buyer may reasonably consider necessary to effect the transactions contemplated herein.

(c) Actions of Buyer at Closing. At the Closing, Buyer shall deliver the following:

(i) Payment for the Purchase Price of the Assets less the Deposit in immediately available funds (“Closing Payment”) as follows: The Purchase Price less the Rollover Equity (as hereinafter defined) in immediately available funds (“Cash Consideration”) and (ii) $2,250,000 (the “Rollover Equity”) in the form of membership interests in the Buyer equal to a membership interest in Buyer having the terms and conditions specified in the operating agreement of Buyer, as amended by the Operating Agreement Amendment (as hereinafter defined) (the “JV Interests”); which the Parties acknowledge that simultaneously with the Closing, the following shall occur: (i) Seller shall distribute to the its members (as hereinafter defined) their respective pro rata share of the Purchase Price, and (ii) [LMP] (“Member 1”): 85% of the Purchase Price in cash, which the Parties have agreed for federal income tax purposes to treat as a sale of 100% of Member 1’s interests in Seller to Buyer as more fully described in Section 11(d) below; (ii) [Grant] (“Member 2): $10% of the Purchase Price less $1,500,000 in cash, which the Parties have agreed for federal income tax purposes to treat as a sale of a portion of Member 2’s interests in Seller to Buyer as more fully described in Section 11(d) below, and 2/3 of JV Interests, which the Parties have agreed for federal income tax purposes to have been issued in exchange for an undivided 10% interest in the Seller’s goodwill attributable to Member 2 as more fully described in Section 11(d) below and (iii) [GM] (“Member 3”; and together with Member 1, and Member 2, the “Members”, the “Members”): $5% of the Purchase Price less $750,000 in cash, which the Parties have agreed for federal income tax purposes to treat as a sale of a portion of Member 3’s interests in Seller to Buyer as more fully described in Section 11(d) below, and 1/3 of the JV Interests, which the Parties have agreed for federal income tax purposes to have been issued in exchange for an undivided 5% interest in the Seller’s goodwill attributable to Member 3 as more fully described in Section 11(d) below

(ii) A copy of resolutions duly adopted by Buyer authorizing and approving Buyer’s performance of the transactions contemplated herein and the execution and delivery of all documents in connection with such transactions, certified by the secretary of Buyer, as true in full force as of the Closing Date.

(iii) A certificate executed by Buyer’s president certifying that, as of the Closing Date, all of the representations and warranties of Buyer are true and correct in all respects and that each and every covenant and agreement to be performed by Buyer prior to or as of the Closing Date pursuant to this Agreement has been performed in all respects.

(iv) A certificate of corporate existence in good standing for Buyer from its state of formation.

(v) The Premises Lease Assignment, and as applicable, the Buyer Premises PSA, executed by Buyer;

(vi) The Closing Memorandum executed by Buyer;

(vii) The Premises Lease Assignment and the 130 Lease Assignment executed by Buyer; and

(viii) Such other instruments and documents as Seller may reasonably consider necessary to effect the transactions contemplated herein.

(d) Certain Tax Matters.

(i) The Parties and the Members agree as follows: (x) to treat the transactions on their income tax returns as filed in connection with the PSA and the distribution of the Purchase Price pursuant to Treasury Regulations Section 1.708-1(c)(4) as a sale of partnership interests to the extent of the cash received by such entity; (y) the allocation and distribution of the Purchase Price to the Members as set forth in this Agreement; and (z) each of the Parties and the Members, on their own behalf and on behalf of their Affiliates and direct and indirect owners, acknowledges and agrees that Buyer shall have no liability to any of them as a result of the income tax treatment pertaining to the transactions described herein.

(ii) For applicable income tax purposes (and only for such purposes): (i) there shall be a closing of the books of Seller as of the Closing Date and (ii) all items of income, gain, deduction or loss of Seller for the period ending on the Closing Date shall be allocated to the persons treated for income Tax purposes as the owners of Seller immediately prior to the Closing, and such allocations shall be made in accordance with operating agreement of Seller (it being agreed that Seller and the Members shall be responsible for preparing such tax returns).

(iii) It is understood and agreed that the foregoing treatment is for income tax purposes only, and that for all other purposes the Purchased Assets shall be treated as having been sold by Seller to Purchaser for the consideration paid and issued therefor, and that under no circumstances shall Buyer be treated as acquiring an interest in Seller for any purposes other than federal income tax purposes.

12. Default & Termination. Notwithstanding any provision in this Section 12 to the contrary, no Party may terminate this Agreement due to the breach of another Party if the first Party is in breach of this Agreement.

(a) Termination. The Parties may exercise their respective rights of termination by the delivery of written notice of termination to the other Party at any time prior to the completion of the Closing (including as provided in Section 6). This Agreement and the transactions contemplated hereby may be terminated on or before the Closing Date as follows:

(i) By the mutual written agreement of the Parties;

(ii) By Buyer if a breach of any provision of this Agreement has been committed by Seller and such breach has not been either (A) cured within ten (10) days after written notice to Seller, or (B) waived in writing by Buyer;

(iii) By Seller if a breach of any provision of this Agreement has been committed by Buyer and such breach has not been either (A) cured within ten (10) days after written notice to Buyer, or (B) waived in writing by Seller;

(iv) If Seller’s conditions precedent to Closing have not been satisfied by the Closing Date Deadline;

(v) If Buyer’s conditions precedent to Closing have not been satisfied by the Closing Date Deadline; or

(vi) By Seller, if the Closing has not occurred by the Closing Date Deadline.

(vii) By Buyer if the Closing has not occurred by the Closing Date Deadline.

The Deposit shall be refunded to Buyer only if Buyer fails to obtain Manufacterer’s approval pursuant to Section 8(a) or Seller terminates this Agreement pursuant to Section 12(a)(i), 12(a)(ii), 12(a)(v) or 12(a)(vii), and all obligations of the parties hereunder (except those obligations and indemnifications which survive the termination of this Agreement) shall terminate without any liability of any party to any other party

(b) Buyer’s Default. If prior to Closing Buyer breaches this Agreement and fails to cure as provided above, then Seller’s sole right and exclusive remedy will be to terminate this Agreement by giving written notice thereof to Buyer and then Seller may take the Deposit as liquidated damages in full settlement of all claims, remedies or causes of actions against Buyer under this Agreement, including the remedy of specific performance and other forms of equitable relief. It is impossible to estimate more precisely the damages which might be suffered by Seller upon Buyer’s default. Seller’s retention of the Deposit is intended not as a penalty, but as full liquidated damages.

(c) Seller Default. If prior to Closing Seller breaches this Agreement and fail to cure as provided above, then Buyer may exercise any and all rights and remedies available to it at law or in equity, including (i) an action in equity against Seller (pursuant to which Buyer is not obligated to post a bond or prove special damages or irreparable injury) for the specific performance by Seller of the terms and provisions of this Agreement; and (ii) the right to terminate this Agreement by giving written notice of such termination to Seller and receive a full refund of the Deposit without prejudice to any of Buyer’s rights or remedies including an action for actual damages, but not speculative, punitive or exemplary damages.

13. Miscellaneous.

(a) Transaction & Enforcement Costs. Each Party shall bear its own costs and expenses, including legal and accounting fees, incurred in connection with this Agreement and the transactions contemplated hereby, and shall pay such costs and expenses whether or not the Closing occurs. Notwithstanding the foregoing, in the event of any litigation between or among the Parties to enforce any provisions or rights hereunder, the unsuccessful Party, as determined by a final judgment, shall pay to the successful Party therein all costs and expenses of such Party (and any of such Party’s agents, such as attorneys or accountants) expressly including, but not limited to, reasonable attorneys’ fees and court costs incurred therein by such successful Party, which costs, expenses and attorneys’ fees will be included in and as a part of any judgment rendered in such litigation.

(b) Confidentiality. Each Party and its representatives shall hold in strict confidence all data and information obtained in connection with this transaction, including all financial and other information of or related to the Dealership and the terms of this Agreement, and shall not directly or indirectly at any time reveal, report, publish, disclose or transfer to any person any of such data and information or utilize any of such data or information for any purpose; provided, however, each Party may disclose information to Manufacturer and legal, tax, accounting advisors, lenders and potential lenders and other parties deemed by a Party to be necessary or appropriate in connection with the transactions described herein, provided that such persons acknowledge that they too are bound by the confidentiality provisions contained herein. Notwithstanding any contrary provision herein, Buyer may notify governmental organizations (e.g., the Security and Exchange Commission) of this Agreement and the transactions contemplated hereby by filing an unredacted copy of this Agreement, and may announce the transactions contemplated hereby which may identify the Seller, the Buyer, and the Dealership to the general public.

(c) Relationship & Authority. Each Party is acting as an independent contractor. Each Party is responsible for all taxes relating to its operation, including payroll taxes for its employees and nothing in this Agreement is intended to create a relationship, express or implied, of employer-employee or partnership or joint venture between or among any Party. Each individual executing this Agreement on behalf of a Party individually represents and warrants that such Party is validly existing, that such execution has been duly authorized, that the terms of the instrument will be binding upon the Party, and that such individual is duly authorized to execute this Agreement on behalf of such Party.

(d) Notices. All notices and other communications provided for hereunder will be in writing, unless otherwise specified, and will be deemed to have been duly given if delivered personally, via e-mail, via Federal Express or other nationally recognized courier, to the addresses on the signature pages hereof or at such other addresses as a Party may designate from time to time in writing. Notices will be effective upon receipt by the Party or refusal to accept delivery. Notices on behalf of either Party may be given by the attorneys representing such Party.

(e) Integration; Amendments & Time. This Agreement contains the entire understanding between the Parties and supersede any prior understanding and/or oral agreements between them respecting the subject matter of this Agreement. Any modification or amendment of this Agreement will be in writing and executed by Seller and Buyer. Time is of the essence in this Agreement. If the last day to perform under a provision of this Agreement or the final day of any period (e.g., the Closing Date Deadline) falls on a Saturday, Sunday, or legal holiday, then such performance deadline or period is automatically extended through the next day which is not a Saturday, Sunday, or legal holiday.

(f) Interpretation & Administration. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and are deemed to be followed by the words “without limitation”. The Parties have a duty of good faith and fair dealing. All captions and headings contained in this Agreement are for convenience of reference only and will not be construed to limit or extend the terms or conditions of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. Each Party and its counsel have reviewed this Agreement and the rule of construction that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto. Except as expressly provided herein (e.g., “industry standard depreciation” or “as reflected on Manufacturer’s statement”), all accounting matters required or contemplated by this Agreement will be in accordance with generally accepted accounting principles.

(g) Coutnerparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(h) Assignment; Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties, their successors and assigns. Buyer may assign or otherwise transfer all of Buyer’s rights, obligations and benefits hereunder to any entity owned or controlled by, or under common control with, Buyer without Seller’s consent.

(i) Partial Invalidity. The invalidity of any one or more phrases, sentences, clauses, paragraphs, or sections of this Agreement will not affect the remaining portions of this Agreement.

(j) Survival on Termination. Sections 10 of this Agreement will survive the expiration and termination of this Agreement.

(k) Waiver. No failure or delay by any Party to enforce any right specified herein will operate as a waiver of such right, nor will any single partial exercise of a right preclude any further or later enforcement of the right.

(l) Further Assurances. At the request of Seller and at Seller’s expense, Buyer shall cooperate in the preparation by Seller of all filings to be made by Seller with the Securities and Exchange Commission including any periodic filings and any filing with respect to a registered offering of its securities by Seller and the closing of the offering registered thereby. Upon Seller’s request at any time, Buyer shall take any act, including executing and delivering any document, necessary or advisable to otherwise to carry out the provisions of this Agreement.

(m) Escrow Agent. Escrow Agent’s duties pursuant to this Agreement are purely ministerial in nature, and the Escrow Agent shall incur no liability whatsoever except for its willful misconduct or gross negligence, so long as the Escrow Agent is acting in good faith. The Parties hereby release the Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by the Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify the Escrow Agent against, and shall hold, save, and defend the Escrow Agent harmless from, any costs, liabilities, and expenses incurred by the Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder. The Escrow Agent is acting as a stakeholder only with respect to the Deposit. If there is any dispute as to whether the Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, the Escrow Agent may refuse to make any delivery and may continue to hold the Deposit until receipt by the Escrow Agent of an authorization in writing, signed by Seller and Buyer, directing the disposition of the Deposit, or, in the absence of such written authorization, the Escrow Agent may hold the Deposit until a final determination of the rights of the Parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days after notice to the Escrow Agent of such dispute, the Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Deposit in a court of competent jurisdiction pending such determination. The Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including reasonable attorneys’ fees and disbursements, by the Party determined not to be entitled to the Deposit. Upon making delivery of the Deposit in any of the manners herein provided, the Escrow Agent shall have no further liability or obligation hereunder. The Escrow Agent shall execute the Escrow Receipt attached hereto in order to confirm that it has received the Deposit and is holding the same on deposit in accordance with the provisions hereof.

(n) Applicable Law & Venue. This Agreement will be governed by and construed and enforced in accordance with the internal laws and judicial decisions of the State of Florida without regard to conflict of law provisions thereof. Any litigation, action or proceeding arising out of or relating to this Agreement will be held exclusively in any state or Federal court in Broward County, Florida. Each Party waives any objection which it might have now or hereafter to the venue of any such litigation, action or proceeding, submits to the sole and exclusive jurisdiction of any such court and waives any claim or defense of inconvenient forum. Each Party consents to service of process at such Party’s address as provided herein (and updated in writing from time to time).

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IN WITNESS WHEREOF, the Parties executed and delivered this Agreement as of the Effective Date.

LMP White Plain CDJR, LLC, a ______, as Seller		TAG Holdings, LLC, a Rhode Island limited liability company, as Buyer

By:		By:
	Sam Tawfik, Authorized Signatory	Name:
Title:

Notice Address:

As to Section 10(g) only:

______________________________

Jonathan Grant, individually

SCHEDULES AND EXHIBITS

Schedule 1.1(b)(i)	-	Purchase Price for PreOwned, Service and Rental Vehicles
Schedule 2	-	Assets
Schedule 2(b)	-	Allocation of Purchase Price
Schedule 3(c)	-	Assigned Contracts
Schedule 5(d)	-	Liens
Schedule 5(e)	-	Financial Statement Exceptions
Schedule 5(l)	-	Intellectual Property
Schedule 5(n)	-	Employees
Schedule 5(o)	-	Employee Benefit Plans
Schedule 5( r)	-	Manufacturer Matters

Exhibit A	-	License Use Agreement
Exhibit B	-	Form of Offer to Purchaser
Exhibit C	-	Form of New Lease

Schedule 1(b)(iii) – Purchase Price for PreOwned, Service and Rental Vehicles

Schedule 2 – List of Assets

Inventory of new vehicles, used vehicles, parts and accessories will be inventoried and attached at or near Closing.

Schedule 2(b) - Allocation of Purchase Price

FF&E	$ 750,000
Goodwill	$15,000,000
New Vehicles	as stated
Used Vehicles	as stated
Pre-Owned Vehicles	as stated
Parts	as stated
Non-Returnable Parts	as stated
Obsolete Parts	$0.00
Supplies	as stated

Schedule 3(c) – Assigned Contracts

Vendor	Monthly Payment	Expiration Date
Crosscheck Conversion	Varies	11/17/2022
Garrie Pest control	$190.74	Month to Month
Groove car	$495	Month to Month
Johnson Controls	$3,673.17- annual	10/19/2022
Keytrak	$341.63	11/9/2026
NCC	Varies	10/27/2022
Westchester Technology		1/17/2023
CarFax	$1,549.00
44 S Broadway Parking	$12,500.00

Schedule 5(d) – Liens

Schedule 5(e) - Financial Statement Exceptions

Schedule 5(l) - Intellectual Property

Schedule 5(n) - Employees

Schedule 5(o) - Employee Benefit Plans

Schedule 5(r) - Manufacturer Matters

EXHIBIT A
License Use Agreement

(Request for Permission to Operate)

Reference is hereby made to that certain Dealership Asset Purchase Agreement effective _____ [●], 2022 (as it may be amended and assigned, the “Agreement”; undefined capitalized terms used herein are used as defined therein), by and among ______ (“Buyer”), LMP White Plains CDJR, LLC, a New York limited liability company (“Seller”).

If Buyer’s request for permission to operate is granted by the Office of Consumer Credit Commissioner (“OCCC”), then Seller hereby grants Buyer the authority for sixty (60) days to operate under Seller’s Motor Vehicle Sales Finance License (including Seller’s documentary fee filing notice with OCCC) pending issuance Buyer’s licenses by the OCCC and other regulatory authorities of the State of New York (license number [●], the “License”), and authorizes Buyer to enter retail installment contracts under Seller’s name and to sell and assign such retail installment contracts to banks, finance companies and other creditors in the ordinary course of business. Seller and Buyer each accepts joint and several responsibility to the OCCC and any consumer of the licensed business for any acts of Buyer in connection with the operation of the licensed business during the term of this agreement; however, this is subject to Buyer’s indemnification of Seller for its acts while utilizing the License. Seller covenants to maintain, but not use, the License during the term of this agreement, and to immediately surrender or inactivate its license if the OCCC approves Buyer’s application.

Buyer represents and warrants that it shall promptly apply for, and shall use commercially reasonable efforts to obtain, its own License as promptly as practicable following the date hereof. Buyer shall indemnify and hold Seller harmless from and against any cost or liability, including reasonable attorneys’ fees, incurred by Seller, or any of their respective affiliates, proximately caused by Buyer’s or its representatives’ use of the License.

During the License Usage Period, Buyer shall be entitled to sell vehicles using all of Seller’s direct and indirect lending sources and all payments received by Seller on account of such Sales shall be remitted to Buyer within 5 days following receipt by Seller.

This agreement will be in force only until Buyer is issued its own license to replace each the License. During such time, only Buyer may operate under the License. Nothing contained in this agreement is intended to effectuate a transfer or assignment from Seller to Buyer of any License held by Seller or to grant rights to Buyer that are prohibited by applicable New York law. This agreement may be executed in counterparts and delivered via facsimile or electronic mail.

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Entered into as of [   ] [●], 2022.

LMP White Plain CDJR, LLC, a New York limited liability company, as Seller		[ ], a [ ] limited liability company, as Buyer

By:		By:
	Sam Tawfik, Manager	Name:
Title:

Notice Address:

EXHIBIT B

FORM OF OFFER TO PURCHASE

[See attached]

EXHIBIT C

FORM OF NEW LEASE

[See attached]

ESCROW RECEIPT

Dealership Asset Purchase Agreement

Escrow Agent agrees to be bound by the Dealership Asset Purchase Agreement and acknowledges receipt of:

☐	A. Executed copies of the Dealership Asset Purchase Agreement on June__, 2022;

☐	B. Deposit in the amount of $__________ on June __, 2022.

The Effective Date of the Dealership Asset Purchase Agreement is the first date on which Escrow Agent was in possession of both items described above, and thus, the Effective Date is June __, 2022.

Escrow Agent:

By:
Name & Title:

Escrow Agent acknowledges having reviewed this Dealership Asset Purchase Agreement and will be bound by those provisions thereof which pertain to Escrow Agent and its duties thereunder.